Item 30. Exhibit (f) ii.

CERTIFICATE OF CORPORATE SECRETARY
MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

The undersigned hereby certifies that he is the Corporate Secretary of C.M. Life Insurance Company (the “Company”; that the attached is an exact copy of the bylaws of the Company; and that said bylaws remain in full force and effect.

IN WITNESS WHEREOF, I have hereunto affixed my hand and the seal of the company on this 16th day of September, 2021.

[Notary seal]
Tokunbo Akinbajo
Corporate Secretary
Massachusetts Mutual Life Insurance Company

BYLAWS

C.M. LIFE INSURANCE COMPANY

Article I

Shareholders' Meetings

Section 1. Annual Meeting. The annual meeting of the shareholders for the election of Directors and the transaction of such other business as may properly come before it shall be held at the principal office of the Corporation in the City of Hartford, State of Connecticut, or at such place within or without the State of Connecticut as shall be set forth in the notice of the meeting. The meeting shall be held on a day during the first quarter of each calendar year as shall be specified by a vote of the Board of Directors and at such hour as shall be specified in the notice thereof. The Secretary shall give personally or by mail, not less than ten nor more than 50 days before the date of the meeting to each shareholder entitled to vote at such meeting, written notice stating the place, date, and hour of the meeting. If mailed, the notice shall be addressed to the shareholder at the address as it appears on the record of shareholders of the Corporation unless there shall have been filed with the Secretary a written request that notices be mailed to a different address, in which case it shall be mailed to a different address designated in the request. Any notice of meetings may be waived by a shareholder by submitting a signed waiver either before or after the meeting, or by attendance at the meeting.

Section 2. Special Meeting. Special meetings of shareholders may be called for any purpose at any time by a majority of the Directors, the President, or the Secretary and must be called by the President or Secretary upon written request of the holders of the outstanding shares entitled to vote at such special meeting. Written notice of such meetings stating the place within or without the State of Connecticut, the date and hour of the meeting, the purpose or purposes for which it is called, and the name of the person by whom or at whose direction the meeting is called shall be given not less than one nor more than 50 days before the date set for the meeting. The notice shall be given to each shareholder of record in the same manner as notice of the annual meeting. No business other than that specified in the notice of meeting shall be transacted at any such special meeting. Notice of special meeting may be waived by submitting a signed waiver or by attendance at the meeting.

Section 3. Quorum. The presence, in person or by proxy, of the holders of 30% of the outstanding shares entitled to vote thereat shall be necessary to constitute a quorum for the transaction of business at all meetings of shareholders. If, however, such quorum shall not be present or represented at any meeting of the shareholders, the shareholders entitled to vote thereat, present in person or represented by proxy, shall have the power to adjourn the meeting to a future date at which a quorum shall be present or represented. At such adjourned meeting, any business may be transacted which might have been transacted at the meeting as originally called.

Section 4. Record Date. The Directors may fix in advance a date not less than ten nor more than 70 days, prior to the date of any meeting of the shareholders or prior to the last day on which the consent or dissent of or action by the shareholders may be effectively expressed for any purpose without a meeting, as the record date for the determination of shareholders.

Section 5. Voting. A shareholder entitled to vote at a meeting may vote at such meeting in person or by proxy. Except as otherwise provided by law, all shareholders, shall be entitled to one vote for each share standing in their name on the record of shareholders. Except as herein provided, all corporate action shall be determined by vote of a majority of the votes cast at a meeting of shareholders by the holders of shares entitled to vote thereon.

Section 6. Proxies. Every proxy must be dated and signed by the shareholder or by an attorney-in-fact. No proxy shall be valid after the expiration of 11 months from the date of its execution, unless otherwise provided therein. Every proxy shall be revocable at the pleasure of the shareholder executing it.

Section 7. Consents. Whenever by a provision of statute or of the Charter or by these bylaws the vote of shareholders is required or permitted to be taken at a meeting thereof in connection with any corporate action, the meeting and the vote of shareholders may be dispensed with, if all the shareholders who would have been entitled to vote upon the action if such meeting were held shall consent in writing to such corporate action's being taken.

ARTICLE II

Directors

Section 1. Number and Qualifications. The entire Board of Directors shall consist of not less than three nor more than nine persons all of whom shall be of full age. The number of Directors may be changed by an amendment to the Bylaws, adopted by the shareholders.

Section 2. Manner of Election. Except for the initial Directors who shall be elected by the Incorporator, the Directors shall be elected at the annual meeting of shareholders by a plurality vote except as otherwise prescribed by statute.

Section 3. Duties and Powers. The Board of Directors shall have control and management of the affairs and business of the Corporation. The Directors shall in all cases act as a board regularly convened, and, in the transaction of business the act of a majority present at a meeting except as otherwise provided by law or the Charter shall be the act of the board, provided a quorum is present. The Directors may adopt such rules and regulations for the conduct of their meetings and the management of the Corporation as they may deem proper, not inconsistent with law or these Bylaws.

Section 4. Policies and Contracts. The Board of Directors may provide the terms and conditions upon which policies and other contracts shall be issued by the corporation including fixing the amount of any rates of interest payable on funds held by the Corporation, but it may delegate such authority to whatever officers it designates. The Board of Directors shall fix the amount of any dividends on any policies or other contracts issued by the Corporation.

Section 6. Meetings. The Board of Directors shall meet for the election or appointment of officers and for the transaction of any other business as soon as practicable after the adjournment of the annual meeting of the shareholders, and other regular meetings of the Board shall be held at such times as the Board may from time to time determine.

Special meetings of the Board of Directors may be called by the President for any purpose at any time; and he must, upon the written request of any two Directors, call a special meeting to be held not more than seven days after the receipt of such request.

Section 7. Notice of Meetings. No notice need be given of any regular meeting of the board. Notice of special meetings shall be served upon each Director in person or by mail addressed to him at his last known post office address, at least four hours prior to the date of such meeting, specifying the time and place of the meeting and the business to be transacted thereat. At any meeting at which all of the Directors shall be present, although held without notice, any business may be transacted which might have been transacted if the meeting had been duly called.

Section 8. Place of Meeting. The Board of Directors shall hold its meeting at the principal office of the corporation or at such place within or without the State of Connecticut, as may be designated in the notice of any such meeting.

Section 9. Quorum. At any meeting of the Board of Directors, the presence of a majority of the Board shall be necessary to constitute a quorum for the transaction of business. However, should a quorum not be present, a lesser number may adjourn the meeting to some further time, not more than seven days later.

Section 10. Voting. At all meetings of the Board of Directors, each Director shall have one vote.

Section 11. Compensation. Each Director shall be entitled to receive for attendance at each meeting of the Board or of any duly constituted committee thereof which he attends such fee as is fixed by the Board.

Section 12. Vacancies. Any vacancy occurring in the board of directors by death, resignation, or otherwise shall be filled by a majority vote of the remaining Directors even if less than a quorum, at a regular meeting or at a special meeting which shall be called for that purpose within 60 days after the occurrence of the vacancy. The Director thus chosen shall hold office for the unexpired term of his predecessor and the election and qualification of his successor.

Section 13. Removal of Directors. Any Director may be removed either with or without cause, at any time, by a vote of the shareholders holding a majority of the shares then issued and outstanding and who were entitled to vote for the election of the Director sought to be removed, at any special meeting of shareholders called for that purpose, or at the annual meeting of shareholders.

Section 14. Resignation. Any Director may resign his office at any time, such resignation to be made in writing and to take effect immediately without acceptance.

Section 15. Conflicts of Interest. No contract or other transaction between the corporation and any other corporation and no other act of the corporation with relation to any other corporation shall, in the absence of fraud, in any way be invalidated or otherwise affected by the fact that any one or more of the Directors of the corporation are pecuniarily or otherwise interested in, or are directors or officers, of such other corporation. Any Director of the corporation may vote upon any contract or other transaction between the corporation and any subsidiary or affiliated corporation without regard to the fact that he is also a director or officer of such subsidiary or affiliated corporation. Any Director of the corporation individually, or any firm or association of which any Director may be a member, may be a party to, or may be pecuniarily or otherwise interested in, any contract or transaction of the corporation, provided that the fact that he individually or as a member of such firm or association is such a party or so interested shall be disclosed or shall have been known to the Board of Directors or a majority of such members thereof as shall be present at any meeting of the Board of Directors at which action upon any such contract or transaction shall be taken; and in any case described in this paragraph, any such Director may be counted in determining the existence of a quorum at any meeting of the Board of Directors which shall authorize any such contract or transaction and may vote thereat to authorize any such contract or transaction.

Section 16. Consents. Whenever by a provision of statute or of the Charter or by these bylaws the vote of Directors is required or permitted to be taken at a meeting thereof in connection with any corporate action, the meeting and the vote of Directors may be dispensed with, if all the Directors who would have been entitled to vote upon the action if such meeting were held shall consent in writing to such corporate action's being taken.

Article III

Officers

Section 1. Officers and Qualifications. The officers of the corporation shall be a President, Vice President, Secretary, a Treasurer, and such other officers as the Board of Directors or the President may determine. Any two offices, except the offices of President and Secretary, may be held by the same person. Any vacancy occurring in any office of the corporation may be filled by the Board of Directors, if such officer was appointed by the Directors. Any vacancy occurring in any other office may be filled by the President.

Section 2. Term of Office. All officers shall hold office until their successors have been duly elected and have qualified, or until removed as hereinafter provided.

Section 3. Removal of Officers. Any officer appointed by the Directors may be removed either with or without cause by the vote of a majority of the Board of Directors. Any officer appointed by the President may be removed either with or without cause by the President.

Section 4. Duties of officers. The duties and powers of the officers of the corporation designated below shall be as follows and as shall hereafter be set by resolution of the Board of Directors:

President

The President shall:

A.	preside at all meeting of the Board of Directors. He shall also preside at all meetings of the shareholders;

B.	present at each annual meeting of the shareholders and Directors a report of the condition of the business of the corporation;

C.	cause to be called regular and special meetings of the shareholders and Directors;

D.	appoint, discharge, and fix the compensation of all employees and agents of the corporation other than officers duly elected by the Board of Directors;

E.	sign and execute all contracts including insurance policies and annuity contracts in the name of the corporation, and all notes, drafts, or other orders for the payment of money, and may designate such persons to do so on behalf of the corporation as he may determine subject to whatever limitations the Board of Directors may choose to impose;

F.	sign all certificates representing shares;

G.	cause all books, reports, statements, and certificates to be properly kept and filed as required by law; and

H.	enforce these bylaws and perform all the duties incident in his office and which are required by law, and, generally, he shall supervise and control the business and affairs of the corporation.

Vice President

During the absence, incapacity or at the request of the President, the Vice President in order of seniority of election shall perform the duties of the President, and when so acting, he shall have all the powers and be subject to all the responsibilities of the office of the President and shall perform such other duties and functions as the Board of Directors or the President prescribe.

Secretary

The Secretary shall:

A.	Keep the minutes of the meetings of the Board of Directors and of the shareholders in appropriate books;

B.	Cause to be called regular and special meetings of the shareholders;

C.	Attend to the giving of notice of special meetings of the Board of Directors and of all the meetings of the shareholders of the corporation;

D.	be custodian of the records and seal of the corporation and shall affix the seal to corporate papers when required;

E.	keep at the principal office of the corporation a book or record containing the names, alphabetically arranged, of all persons who are shareholders of the corporation, showing their places of residence, the number and class of shares held by them respectively, and the dates when they respectively became the owners of record thereof. He shall keep such book or record and the minutes of the proceedings of its shareholders open daily during the usual business hours, for inspection, within the limits prescribed by law, by any person duly authorized to inspect such records. At the request of the person entitled to an inspection thereof, he shall prepare and make available a current list of the officers and directors of the corporation and their resident addresses;

F.	sign all certificates representing shares and affix the corporate seal thereof;

G.	sign all insurance policies and contracts;

H.	attend to all correspondence and present to the Board of Directors at its meetings all official communications received by him; and

I.	perform all duties incident to the officer of Secretary of the corporation.

Treasurer

The Treasurer shall:

A.	have charge and custody of and be responsible for all funds and securities of the corporation;

B.	keep full and accurate accounts of assets, liabilities, receipts and disbursements and other transactions of the corporation in books belonging to the corporation, and shall cause regular audits of such books to be made;

C.	deposit all moneys and other valuable effects in the name of and to the credit of the corporation in such banks or other depositories;

D.	disburse funds and take necessary and proper vouchers;

E.	render to the President and to the Directors at the meetings of the Board of Directors or whenever they may require it, a statement of all his transactions and an account of the financial condition of the corporation;

F.	be responsible for compliance with all Federal and State requirements having to do with matters of a fiscal or financial nature; and

G.	perform all duties incident to the office of Treasurer of the corporation.

Section 5. Other Officers. Other officers shall perform such duties and have such powers as may be assigned to them by the Board of Directors or the President.

Section 6. Vacancies. All vacancies in the office of President, Vice President, Secretary or Treasurer may be filled by the Board of Directors, either at regular meetings or at a meeting specially called for that purpose. Vacancies in other offices may be filled by the Board of Directors, either at regular meetings or at a meeting specially called for that purpose, or by the President.

Section 7. Compensation of Officers. The officers elected by the Board of Directors shall receive such salary or compensation as may be fixed by the Board of Directors. Other officers shall receive such salary or compensation as may be fixed by the President.

Article IV

Seal

Section 1. Seal. The seal of the corporation shall be as follows:

Article V

Shares

Section 1. Certificates. The shares of the corporation shall be represented by certificates prepared by the Board of Directors and signed by the President, and the Secretary, and sealed with the seal of the corporation or a facsimile. The certificates shall be numbered consecutively and in the order in which they are issued; they shall be bound in a book and shall be issued in consecutive order therefrom, and in the margin thereof shall be entered the name of the person to whom the shares represented by each such certificate are issued; the number and class or series of such shares, and the date of issue. Each certificate shall state the registered holder's name, the number of shares represented thereby, the date of issue, and that they are with par value.

Section 2. Subscriptions. Subscriptions to the share shall be paid at such times and in such installments as the Board of Directors may determine.

Section 3. Transfer of Shares. The shares of the corporation shall be assignable and transferable only on the books and records of the corporation by the registered owner, or a duly authorized attorney, upon surrender of the certificate duly and properly endorsed with proper evidence of authority to transfer. The corporation shall issue a new certificate for the shares surrendered to the person or persons entitled thereto.

Section 4. Return Certificates. All certificates for shares changed or returned to the corporation for transfer shall be marked by the Secretary "canceled," with the date of cancellation, and the transaction shall be immediately recorded in the certificate book opposite the memorandum of their issue. The returned certificate may be inserted in the certificate book.

Article VI

Dividends

Section 1. Declaration of Common Stock Dividends. The Board of Directors at any regular or special meeting may declare dividends payable out of the surplus of the corporation, whenever in the exercise of its discretion it may deem such declaration advisable. Such dividends on common stock may be paid in cash, property, or shares of the corporation.

Section 2. Declaration of Participating Policy Dividends. Annually the Board of Directors at any regular or special meeting may declare payable a dividend representing a share in the divisible surplus to each person or corporation owning a participating policy entitled thereto, which dividend may exceed the total premium paid for a year on a particular policy or contract, provided, however, in no event shall the directors be required to pay or credit a dividend until there has been payment of the full premium for the second year.

Article VII

Bills, Notes, Etc.

Section 1. Execution. All bills payable, notes, checks, drafts, warrants, or other negotiable instruments of the corporation shall be made in the name of the corporation or a nominee and shall be signed by such officer or officers as the Board of Directors shall from time to time by resolution direct. Except as herein expressly prescribed and provided, no officer or agent of the corporation, either singly or jointly with others, shall have the power to make any bill payable, note, check, draft, or warrant, or other negotiable instrument, or endorse the same in the name of the corporation or any nominee thereof.

Section 2. Premium Payments. The corporation may, when authorized by the resolution of the board, accept promissory notes or other obligations for the payment of premiums.

Article VIII

Principal and Other Offices

The principal office of the corporation shall be located in the City of Hartford, County of Hartford, State of Connecticut. The Board of Directors may change the location of the principal office of the corporation and may, from time to time, designate other offices within or without the State as the business of the corporation may require.

Article IX

Amendments

Manner of amending. These bylaws may be altered, amended, repealed, or added to by the affirmative vote of a majority of the shareholders entitled to vote in the election of any Director at an annual meeting or at a special meeting called for that purpose, provided that a written notice shall have been sent to each shareholder of record entitled to vote at such meeting at his last known post office address at least one day before the date of such annual or special meeting, which notice shall state the alterations, amendments, additions, or changes which are proposed to be made in such bylaws. Only such changes shall be made as have been specified in the notice. The bylaws may also be altered, amended, repealed, or new bylaws adopted by a majority of the entire Board of Directors at a regular or special meeting of the Board. However, any bylaws adopted by the Board may be altered, amended, or repealed by the shareholders.

Article X

Waiver of Notice

Authority to Waive Notice. Whenever under the provisions of these bylaws or of any statute any shareholder or Director is entitled to notice of any regular or special meeting or of any action to be taken by the corporation, such meeting may be held or such action may be taken without the giving or such notice, provided every shareholder or Director entitled to such notice in writing waives the requirements of these bylaws in respect thereto.

Substitute House Bill No. 5252

SPECIAL ACTION NO. 80-4

AN ACT CONCERNING INCORPORATION OF THE C.M. LIFE INSURANCE COMPANY

Be it enacted by the Senate and House of Representatives in General Assembly convened:

Section 1. C.M. Life Insurance Company is created a body politic and corporate and under that name shall have all the powers granted by the general statutes, as now enacted or hereafter amended, to corporations formed under the Stock Corporation Act. Connecticut Mutual Life Insurance Company of Hartford shall be the sole incorporator.

Section 2. The corporation shall have the power to write life insurance, endowments, annuities, accident, disability and health insurance and any and all other forms of insurance which any other corporation now or hereafter chartered by Connecticut and empowered to do a life insurance business may now or hereafter lawfully do; to write policies and contracts on an individual or group basis, providing for benefits on either a fixed or variable basis; to accept and to cede reinsurance; to issue policies and contracts for any kind or combination of kinds of insurance herein authorized; to issue policies or contracts either with or without participation in profits, earnings or surplus; to acquire and hold any or all of the shares or other securities of any insurance corporation or any other kind of corporation; to invest in and to establish or manage, one or more investment companies; and to engage in any lawful act or activity for which corporations may be formed under the Stock Corporation Act. The corporation may exercise such powers outside of Connecticut to the extent permitted by the laws of the particular jurisdiction.

Section 3. The capital with which the corporation shall commence business shall be an amount not less than one thousand dollars. The authorized capital shall be ten million dollars divided into fifty thousand shares of common capital stock with a par value of two hundred dollars each.

Section 4. The incorporator named in section 1 of this act shall form the corporation in the manner provided for specially chartered corporations in the Stock Corporation Act.

Section 5. The corporation shall obtain a license from the insurance commissioner prior to the commencement of business and shall be subject to all the general statutes applicable to insurance companies.

Section 6. Notwithstanding the provisions of Section 33-391 of the general statutes, the corporate charter granted by this act shall be void unless said corporation is organized and licensed on or before January 1, 1982.

Approved	April 25, 1980

Senate Bill No. 696

SPECIAL ACT NO. 81-2

AN ACT EXTENDING THE TIME FOR ORGANIZATION OF THE C.M. LIFE INSURANCE COMPANY.

Be it enacted by the State and House of Representatives in General Assembly convened:

Section 6 of special act 80-4 is amended to read as follows:

Section 6. Notwithstanding the provisions of section 33-391 of the general statutes, the corporate charter granted by this act shall be void unless said corporation is organized and licensed on or before January 1, [1982] 1984.

Approved	April 22, 1980